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                                                                    EXHIBIT 23.4

               CONSENT OF INDEPENDENT PETROLEUM RESERVE ENGINEERS

Dear Sirs:

We consent to the incorporation by reference in this Registration Statement on Form S-3 of portions of our reports entitled "UMC Petroleum Corporation, Evaluation of Certain Interests in the State of Montana, based on SEC Parameters, as of January 1, 1996", dated February 23, 1996; and "UMC Resources Canada Ltd., Evaluation of Oil & Gas Reserves, based on Constant Price Assumptions as of December 31, 1995", dated January 12, 1996; (the "Reports") and to our having evaluated the Corporations' interest in oil and gas reserves. We also consent to the reference of our firm under the caption "Experts".

Sincerely,

McDANIEL & ASSOCIATES CONSULTANTS LTD.

/s/  G. C. KNUTSON, P. Eng.
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G. C. Knutson, P. Eng.
Senior Vice President

Calgary, Alberta
Dated: September 26, 1996